EXHIBIT 10.2

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is made and effective as of September ___, 2014 (the “Effective Date”), by and between, on the one hand, Sucampo AG and Sucampo Pharmaceuticals, Inc. (collectively, “Sucampo”), R-Tech Ueno, Ltd. (“RTU”), Takeda Pharmaceutical Company Limited and Takeda Pharmaceuticals USA, Inc. and Takeda Pharmaceuticals America, Inc. (collectively, “Takeda”), and on the other hand, Anchen Pharmaceuticals, Inc., Par Pharmaceutical, Inc., Par Pharmaceutical Companies, Inc. (collectively, “Par”).  Sucampo, RTU, Takeda, and Par are collectively referred to as the “Parties,” and each separately as a “Party.”

RECITALS

WHEREAS, Sucampo, RTU, Takeda, and Par are parties to a good faith patent infringement litigation captioned, Sucampo AG, et al. v. Anchen Pharmaceuticals, Inc., et al., Civil Action No. 13-CV-00202-GMS, pending in the United States District Court for the District of Delaware (the “Court”) before the Honorable Chief Judge Gregory M. Sleet (the “Patent Litigation”);

WHEREAS, RTU currently manufactures and Sucampo and Takeda currently market AMITIZA® brand lubiprostone capsules (8 mcg and 24 mcg dosages) under New Drug Application (“NDA”) No. 021908 (the “AMITIZA® Products” or “AMITIZA® Oral Capsule Products”);

WHEREAS, Sucampo and/or RTU believe in good faith that they have lawfully obtained valid and enforceable patents issued by the U.S. Patent and Trademark Office containing claims covering the AMITIZA® Products, which products Takeda sells under an exclusive license from Sucampo and RTU in the United States;

WHEREAS, the U.S. Patent and Trademark Office has issued the following seven patents which are listed in the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the “Orange Book”) for AMITIZA® and are owned by Sucampo alone and/or jointly with RTU:  U.S. Patent Nos. 6,414,016; 7,795,312; 8,071,613; 8,026,393; 8,097,653; 8,338,639; and 8,389,542 (collectively, the “Sucampo Patents”);

WHEREAS, Par filed an Abbreviated New Drug Application No. 201442 (the “Par ANDA”) with the United States Food and Drug Administration (the “FDA”) which contains certifications pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (“Par’s PIV certifications”) regarding the Sucampo Patents and seeking approval to market generic versions of capsules containing 8 mcg and/or 24 mcg of lubiprostone (“Par’s ANDA Products”) before the expiration of the Sucampo Patents;

WHEREAS, the expiration dates for the seven Sucampo patents which are in suit for this Patent Litigation are:

•	U.S. Patent No. 6,414,016 expires on September 5, 2020;

•	U.S. Patent No. 8,071,613 expires on September 5, 2020;

•	U.S. Patent No. 8,097,653 expires on November 14, 2022;

•	U.S. Patent No. 8,389,542 expires on November 14, 2022;

•	U.S. Patent No. 7,795,312 expires on September 17, 2024;

•	U.S. Patent No. 8,338,639 expires on January 23, 2027; and

•	U.S. Patent No. 8,026,393 expires on October 25, 2027;

WHEREAS, Sucampo has requested the FDA issue a Written Request under 21 U.S.C. § 505(A)(d)(2)(A)(i) for pediatric exclusivity, which request is pending with the FDA and if granted, could have further barred Par’s launch of Par’s ANDA Products, in the absence of this Agreement;

WHEREAS, in response to Par’s PIV certifications and attendant notice letters, Sucampo, RTU, and Takeda lawfully commenced the objectively-based Patent Litigation and asserted infringement of the Sucampo Patents in good faith;

WHEREAS, the Parties acknowledge the significant future legal expenses and inherent legal risks involved in continuing protracted patent litigation with an uncertain end;

WHEREAS, the Parties wish to fully and finally settle the Patent Litigation upon the terms and subject to the conditions set forth below;

WHEREAS, the Plaintiffs are making no payment to Par in connection with this Agreement;

WHEREAS, this Agreement’s generic entry date for Par’s ANDA Products and other terms of this Agreement are unequivocally understood to be and are intended to be strictly within the scope of the Sucampo Patents at issue in this Patent Litigation and any other intellectual property held by Sucampo or Takeda, as the case may be, that could be asserted against Par at any time in view of acts related to Par’s ANDA and Par’s ANDA Products;

WHEREAS, settlement of the Patent Litigation will permit the Parties to avoid the substantial costs, uncertainty and risk involved with prolonged patent-infringement litigation, trial and appeal;

WHEREAS, settlement of the Patent Litigation will permit the management of the Parties to refocus on running their respective companies rather than devoting substantial time and resources to the Patent Litigation;

WHEREAS, the public will benefit significantly from this procompetitive final settlement of this Patent Litigation as it saves judicial resources and creates certainty for the Parties that will encourage the development, investment, and marketing of lubiprostone products and other pharmaceutical products;

WHEREAS, by reducing litigation expenses, this Agreement allows saved money to be spent on procompetitive activities, including marketing and further drug development, allowing the products to reach a larger group of patients and thus improving lives; and

WHEREAS, money saved by settling the Patent Litigation and avoiding potential future litigation against Par can now be invested by the Parties into research and development, thereby benefiting consumers by identifying new uses for current drugs, as well as furthering the creation of new proprietary medications;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Certain Defined Terms.  The following terms, when used with initial capital letters, shall have the meanings set forth below:

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with such Party.  For purposes of the foregoing definition only, the term “control” (including, with correlative meaning, the terms “controlling”, “controlled by”, and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of interests representing equity securities, or partnership interests or by contract, or otherwise.  Ownership of more than fifty percent (50%) of such equity securities or partnership interests in a Person shall, without limitation, be deemed to be control for purposes of this definition.  Any venture capital fund or private equity fund, or any Person that directly or indirectly is controlled thereby, that otherwise would be considered an “Affiliate” shall not, for purposes of this Agreement, be considered an Affiliate, except that in the case of Par, Sky Growth Holdings Corporation and its direct and indirect subsidiaries as well as any successor entity to Sky Growth Holdings Corporation and the successor entity’s direct and indirect subsidiaries, shall be considered an Affiliate of Par.  For the avoidance of doubt Sucampo, Takeda, and RTU are not Affiliates of each other.

“Authorized Generic” means 8 mcg and 24 mcg lubiprostone products sold in the Territory pursuant to NDA No. 021908 but not under the AMITIZA® trademark.

“Authorized Generic Supply Cost” has the meaning set forth in Section 3.12 of this Agreement.

“Commercial[ly] Market[ing]” is defined consistent with 21 C.F.R. 314.107(c)(4) and means the first date of introduction or delivery for introduction into interstate commerce outside the control of the manufacturer of a drug product, but does not include transfer of the drug product for reasons other than a sale within the control of the manufacturer or application holder.

“Final Court Decision” means a decision of a United States Court, including any settlement order, consent decree, consent judgment, or similar form of judgment entered by such court, from which no appeal has been or can be taken, other than a petition to the Supreme Court for a review of certiorari.

“Fully Loaded Manufacturing Cost” means the Party’s direct out-of-pocket costs actually incurred for the manufacturing, labeling, and packaging of an Authorized Generic or a Licensed Product, including API, excipients, packaging components, labeling components, internal direct labor, and quality control and assurance testing that are a necessary part of manufacturing.  […***…].

“Generic Equivalent” means a pharmaceutical product that has received FDA approval for marketing in the Territory pursuant to an ANDA (or equivalent regulatory mechanism) as a generic equivalent to the AMITIZA® Products.

“Gross Profits” means […***…].

“Licensed Products” means Par’s ANDA Products, consisting of an 8 mcg soft gelatin capsule for irritable bowel syndrome with constipation and a 24 mcg soft gelatin capsule ANDA Products for chronic idiopathic constipation and opioid-induced constipation as existing on the Effective Date, as described in the Par ANDA that may be amended or supplemented by Par from time to time in the ordinary course of business, provided that any such amendment or supplement does not change the […***…] Par’s ANDA Products; provided, however, that any such amendment or supplement for a […***…] may be sought by Par only if any such amendment or supplement of […***…] that is approved after the Effective Date of this Agreement […***…] is stated for such […***…].

“License Effective Date” means the earliest to occur of the following dates:

(a) January 1, 2021; or

(b) provided that Par has not forfeited its 180-day exclusivity pursuant to 21 U.S.C. § 355(J)(5)(D), the date of a Final Court Decision in an action brought against or by a Third Party that causes the 75-day period of 21 U.S.C. § 355(J)(5)(D)(i)(I)(bb)(AA) to begin; in the event of such forfeiture, the date following the entry of such Final Court Decision on which such Third Party begins to Commercially Market a Generic Equivalent; or

(c) in the event that Sucampo or any of its Affiliates enters into an agreement with any Third Party that would permit such Third Party to market or sell in the Territory a Generic Equivalent, the date provided for by Section 3.6 of this Agreement; or

(d) in the event that Sucampo or any of its Affiliates, or a Third Party, Commercially Markets or sells an Authorized Generic, the date provided for by Section 3.7 of this Agreement; or

(e) the date on which a Market Decline Event occurs

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“Losses” means all pending and potential claims, demands, all manner of actions, causes of action, suits, debts, liabilities, losses, damages, reasonable attorneys’ fees, costs, expenses (including expert fees), judgments, settlements, interest, punitive damages and other damages or costs of whatever nature, whether known or unknown, pending or future, certain or contingent.

“Market Decline Event” means the first day of the month after which (x) Sucampo or an Affiliate of Sucampo, Commercially Markets in the Territory […***…] under a marketing approval that is obtained for the first time after the Effective Date of this Agreement and (y) […***…] of the AMITIZA® Oral Capsule Products decline […***…] from the average quarterly IMS NPA total prescriptions for such AMITIZA® Oral Capsule Products, as determined on a rolling basis by dividing […***…].

“Net Sales” means the gross sales of the Par ANDA Products by Par or its Affiliate in arm’s-length transactions with third parties in the Territory, less all applicable deductions, to the extent accrued, paid or allowed are in accordance with GAAP and in the ordinary course of business with respect to the sale of the Par ANDA Products, including:

(a)	cash discounts, quantity discounts, promotional discounts, stocking or other promotional allowances;

(b)
sales and excise taxes, customs and any other taxes, all to the extent added to the sale price and paid and not refundable in accordance with applicable law (but not including taxes assessed against the income derived from such sale);

(c)	returns, recalls and returned goods allowances;

(d)	retroactive corrections, including price adjustments (including those on customer inventories following price changes) and corrections for billing errors or shipping errors;

(e)
chargebacks, rebates, administrative fees, any other allowances actually granted or allowed to any person or entity, including group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates of Par, and that are directly attributable to the sale of the Par ANDA Products;

(f)
redistribution center (RDC) fees, information service agreement (ISA) fees, and like fees that are customary in the industry that are passed from wholesalers, retailers, distributors, and other customers back to Par; and

(g)	any failure-to-supply penalties that Par may incur from any third party customer purchasing Par ANDA Product pursuant to a written agreement between Par and such third party.

*Confidential Treatment Requested

In no event will any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).  Sales of any Licensed Products between Par and its Affiliates or sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Products to a Third Party shall be included within the computation of Net Sales.  If any of the Licensed Products are sold or transferred for consideration other than cash, the Net Sales from such sale or transfer shall be deemed the then fair market value of such Licensed Products.

For purposes of determining Net Sales with respect to a unit of product that is sold in a Bundled Sale (as defined below), the gross sales deemed to have been invoiced shall be the average gross sales invoiced for a unit of such Licensed Product during the immediately preceding thirty (30)-day period, and the total amount of any deductions made from such gross amount with respect to each such unit pursuant to this definition shall be no greater than the average total amount deducted for a unit of such Licensed Product during the immediately preceding thirty (30)-day period.  For purposes of this definition of Net Sales, the term “Bundled Sale” shall mean the sale of any other product with the Licensed Product, where discounts, credits, allowances, charge backs, rebates, and other deductions are granted wholly or partially by Par in consideration of a Third Party’s agreement to purchase such other product (other than “across the board” discounts, credits, allowances, chargebacks, rebates, and other deductions that would otherwise be applied independently to the sale of the Licensed Product and such other product).

“Non-Litigated Patents” refers to each patent listed and that may in the future be listed in the Orange Book for the AMITIZA® Products that has not been asserted against Par in the Patent Litigation.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority, or other entity or organization.

“Proceeding” means any administrative, judicial or legislative action, audit, litigation, investigation, suit or other proceeding in any tribunal.

“Product Liability Claims” means any claim, demand, or lawsuit involving allegations that a manufacturing, design or warning defect, regardless of whether the claim, demand, or lawsuit sounds in negligence or strict liability, injured a patient.

“Territory” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

“Third Party” means any Person other than Sucampo, RTU, Takeda, Par, their Affiliates, and their subsidiaries.

ARTICLE 2
SETTLEMENT AND RELEASE

Section 2.1 Mutual Release.  Upon the terms and subject to the conditions of this Agreement and the Consent Judgment and Order of Permanent Injunction, each Party, on behalf of itself and its Affiliates and subsidiaries hereby releases, acquits and forever discharges the other Parties and their Affiliates and subsidiaries, and their respective directors, officers, employees, agents, representatives, heirs, assigns, predecessors and successors (“Related Parties”) from any and all Losses arising out of, derived from, predicated upon or relating to infringement of the Sucampo Patents and Non-Litigated Patents, that Sucampo, RTU, and/or Takeda owns or will own, in whole or in part, that is, or could be alleged to be infringed by the Licensed Products, and the actions underlying the Patent Litigation, or otherwise related to the Par ANDA.  Notwithstanding the foregoing, nothing in this Agreement shall prevent or impair the right of any Party to bring a Proceeding in court or any other forum for breach of this Agreement (including, without limitation, any claim for infringement of any intellectual property based upon activities that are not the subject of the license and rights granted hereunder) or any representation, warranty or covenant herein.  […***…].

Section 2.2 Submission of Consent Judgment and Order of Permanent Injunction and Final Dismissal of Patent Litigation.  The Parties agree to the entry of a Consent Judgment and Order of Permanent Injunction attached hereto as Exhibit A.  To effectuate this final settlement and dismissal of the Patent Litigation, within three (3) business days following the execution of this Agreement, the Parties shall notify the District Court for the District of Delaware of the fact of this settlement and submit the executed settlement Agreement under seal with the District Court for the District of Delaware.  Within five (5) business days following the expiration of the 30-day review period in Section 6.8 (the “Regulatory Review Period”), the Parties shall cause the Consent Judgment and Order of Permanent Injunction attached hereto as Exhibit A (each Party acknowledging that the approval of the Court is required in order to make such Consent Judgment and Order of Permanent Injunction effective) to be filed with the District Court for the District of Delaware and shall take all other necessary actions to obtain the settlement and dismissal of the Patent Litigation and entry of the Consent Judgment and Order of Permanent Injunction, provided that no Party shall be required to agree to any modification of the Consent Judgment and Order of Permanent Injunction or this Agreement that materially affects the economic value of the transactions contemplated hereby.  Each Party shall bear its own costs and expenses in connection with the foregoing.

Section 2.3 Mutual Agreements.  Each Party acknowledges and agrees that:

(a) It may have sustained Losses that are presently unknown and unsuspected, and that such Losses might give rise to Losses in the future.  Nevertheless, each Party acknowledges and agrees that this Agreement has been negotiated and agreed upon, notwithstanding the existence of such possible Losses, all of which have been hereby released under Section 2.1 hereof.

(b) If any fact relating to this Agreement or the Patent Litigation and now believed to be true is found hereafter to be other than, or different from, that which is now believed, each Party expressly assumes the risk of such difference in fact and agrees that this Agreement shall be, and will remain, effective notwithstanding any such difference in fact, subject to each Party’s right to bring a Proceeding for a breach of any representation, warranty or covenant herein.

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(c) This Agreement may be pleaded as a full and complete defense to, and used as a basis for injunction against, any Proceeding that may be instituted, prosecuted or attempted in breach hereof.

(d) If Par acquires the right, title, or interest to another ANDA for 8 mcg and/or 24 mcg capsules of lubiprostone products that references NDA No. 021908 and that ANDA contains a PIV certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) regarding the Sucampo Patents and seeks approval to market generic versions of 8 mcg and/or 24 mcg capsules of lubiprostone products before the expiration of the Sucampo Patents, the terms of this Agreement shall apply equally to that ANDA and its products as they do to the Par ANDA and its products.

ARTICLE 3
LICENSE

Section 3.1 License Grant.  Effective upon the License Effective Date, Sucampo and RTU hereby grant to Par a non-exclusive license with respect to the Sucampo Patents with the right to grant sublicenses to Affiliates, (i) to make, have made, use, promote, offer to sell, sell, import, or otherwise dispose of Licensed Products in the Territory, and (ii) to make and have made the Licensed Products outside the Territory only for use, sale and importation in the Territory.

Section 3.2 Covenant Not to Sue Licensed Products.  With respect only to the Licensed Products, and effective upon the License Effective Date, each of Sucampo, RTU, and Takeda (and their respective Affiliates) covenants not to sue Par or any of Par’s Affiliates, Related Parties, or any of their importers, suppliers, distributors, or customers, or support or encourage any Third Party to sue, for infringement of (a) any Sucampo Patents and/or any other patents (issued or that may issue in the future) owned by or licensed to Sucampo, RTU, Takeda, or any of their Affiliates purporting to cover the Licensed Products, the AMITIZA® Products, and/or the use or administration thereof, including, but not limited to, any continuations, continuations-in-part, divisionals, reissues or reexaminations of the foregoing patents (collectively referred to herein as the “Covenant Not To Sue Patents”), based on the making, using, selling, or offering for sale in the Territory, or making or having made only for importation, use, sale or offering for sale into or for the Territory, the Licensed Products.

Section 3.3 Restrictions Prior to License Effective Date.  Subject to Section 3.4, Par and its Affiliates and Related Parties shall not make, have made, import into, distribute, offer to sell or sell in the Territory any Licensed Products prior to the License Effective Date.  Par agrees that any breach by it, or its Affiliates and/or Related Parties, of this Section 3.3 shall cause irreparable harm to Sucampo, RTU, and Takeda, and Par, its Affiliates and its Related Parties consent irrevocably and unconditionally to specific performance, or immediate entry of a temporary restraining order, preliminary injunction, and permanent injunction, to enforce this Section 3.3.  Notwithstanding anything to the contrary, Par, its Affiliates and its Related Parties consent irrevocably and unconditionally to personal jurisdiction and venue in the United States District Court for the District of Delaware for the purpose of enforcing this provision.  Notwithstanding the foregoing, Par and its Affiliates and Related Parties shall have the right to engage in certain pre-marketing activities, as set forth in Section 3.4, prior to the License Effective Date.

Notwithstanding the foregoing, the contractual restrictions and remedies stated in this

Section 3.3 shall not apply if a court enters a Final Court Decision holding that each of the unexpired patent claims included in the Sucampo Patents that were asserted against Par in the Patent Litigation is invalid or unenforceable.  Par agrees that any relief from the restrictions and remedies of this Section 3.3 pursuant to the preceding sentence shall not be construed as a license under the Sucampo Patents and shall have no effect on the License Effective Date.

Section 3.4 Pre-Marketing Activities.  Par and its Affiliates and Related Parties may, but not earlier than […***…] ([…***…]) calendar days prior to the License Effective Date, […***…] and otherwise take such steps necessary to develop inventory of the Par ANDA Products solely for the purpose of preparing for commercial launch as of the License Effective Date.  Par and its Affiliates and Related Parties shall not be allowed to engage in taking orders before the applicable License Effective Date; however, other reasonably associated pre-marketing activities, including but not limited to offers to the trade that communicate information regarding the products offered for sale, may be conducted within […***…] ([…***…]) calendar days before the License Effective Date.  For the avoidance of doubt, in no event shall Par and its Affiliates and Related Parties offer for sale, sell, launch, Commercially Market, distribute, or ship the Par ANDA Products prior to the License Effective Date.

Section 3.5 Covenant Not to Challenge and Assist Challenges to the Sucampo Patents.  Except to the extent required by law or order of a court or administrative agency of competent jurisdiction, Par, its Affiliates, and its Related Parties shall not (1) challenge the validity or enforceability of, or assert the noninfringement of, any of the Sucampo Patents and the Non-Litigated Patents; and/or (2) cause its Affiliates, Related Parties, subsidiaries and their respective counsel (specifically including but not limited to the counsel who have advised or represented Par in connection with the Patent Litigation, or this Agreement), to assist, encourage, finance, or otherwise provide any information to any Third Party attacking or who may attack, the validity or enforceability of, or assert the noninfringement of, any of the Sucampo Patents or Non-Litigated Patents; provided, however, that the foregoing shall not prevent or otherwise prohibit Par, its Affiliates, or its Related Parties from such challenge or assertion solely to the extent that such challenge or assertion involves any subsequent submission by Par of an ANDA or 505(b)(2) application that does not reference NDA No. 021908.

Section 3.6 Impact of Granting Certain Licenses to Third Parties.  In the event that Sucampo, RTU, and/or Takeda is a party to or enters into an agreement with any Third Party (i) granting such Third Party a license and/or sublicense, as applicable, to Commercially Market in the Territory a Generic Equivalent on a date effective earlier than the License Effective Date in this Agreement, or (ii) providing […***…] set forth in Section 3.13, then (x) the License Effective Date shall automatically be amended to be the earliest date such Third Party is permitted to Commercially Market such Generic Equivalent in the Territory and/or (y) […***…] and to be effective only for the remaining term of this Agreement.

(a) In the event that Sucampo, RTU, and/or Takeda is a party to or enter into any agreement with a Third Party granting such Third Party a license and/or sublicense to Commercially Market in the Territory a Generic Equivalent, Sucampo, RTU, and/or Takeda shall

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provide written notice thereof to Par no fewer than ten (10) business days after the entry into such agreement.

(b) Par may elect, within five (5) business days after Par’s receipt of such notice, to have Sucampo submit […***…], mutually acceptable to Par and Sucampo, by providing written notice of such election to Sucampo.

(c) In the event that […***…] hereunder shall be automatically amended to become such […***…] to be effective only for the remaining term of this Agreement.

Section 3.7 Impact of Authorized Generic.  In the event that Sucampo, RTU, and/or Takeda enter into an agreement with any Third Party to Commercially Market an Authorized Generic, or if Sucampo, RTU, and/or Takeda elect to Commercially Market an Authorized Generic, earlier than the License Effective Date in this Agreement, then the License Effective Date in this Agreement shall automatically be amended to be the earliest date such Third Party is permitted to Commercially Market an Authorized Generic in the Territory under the license and/or sublicense from Sucampo, RTU, and/or Takeda or the date Sucampo, RTU, and/or Takeda Commercially Markets an Authorized Generic in the Territory.  In either case, Sucampo, RTU, and/or Takeda shall provide notice to Par no fewer than […***…] ([…***…]) calendar days after the entry into any agreement with any Third Party to Commercially Market an Authorized Generic and in either case, no later than […***…] ([…***…]) calendar days prior the date on which either the Third Party or Sucampo/RTU/Takeda Commercially Markets the Authorized Generic.

Section 3.8 Regulatory Delay.  No provision of this Agreement shall be affected by any delay in the approval of the Par ANDA by the FDA, […***…], except to the extent that such provision is affected by the delay of Par’s Commercial Marketing.

Section 3.9 Limited Use of Agreement Outside Territory.  The Parties agree that they will not use this Agreement or the Consent Judgment and Order of Permanent Injunction outside of the Territory for any purpose except to enforce the Agreement.

Section 3.10 Effect of Third Party Launch.  If any Third Party Commercially Markets any Generic Equivalent (i) without authorization, permission, license, or the like from Sucampo, Takeda, and RTU and (ii) without a Final Court Decision (a “Third-Party At-Risk Launch”), Par has the option of Commercially Marketing Par’s ANDA Products without a license at that time (“Par At-Risk Launch”) only under the following conditions:

(a) Par may commence a Par At-Risk Launch no earlier than […***…] ([…***…]) calendar days after the first Third-Party At-Risk Launch, and only after providing Sucampo written notice […***…] ([…***…]) calendar days before any intended Par At-Risk Launch.

(b) Par agrees that during such Par At-Risk Launch, if (i) Sucampo, RTU, and/or Takeda obtains a court order from any court requiring the cessation of sales of the Generic Equivalent that is the subject of the Third Party At-Risk Launch or (ii) the Third Party ceases sales

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of the Generic Equivalent that is the subject of the Third Party At-Risk Launch, by agreement or otherwise, Par will cease any shipping, Commercial Marketing, and At-Risk sales of Par’s ANDA Products within its own custody and control and any other infringing activities until the occurrence of the License Effective Date (including any advancement of the License Effective Date under the terms of this Agreement).

(c) Notwithstanding Section 2.1 above, in the event of a Final Court Decision that any claim of the Sucampo Patents asserted against Par is not invalid and is not unenforceable, Par agrees to pay Sucampo liquidated damages equal to […***…] percent ([…***…]%) of […***…] sold during Par’s At-Risk Launch before the License Effective Date (including any advancement of the License Effective Date under the terms of this Agreement).

Section 3.11 Effect of Non-Infringement Judgment.  If any Third Party obtains a decision or judgment from a trial court that its Generic Equivalent does not infringe each of the unexpired claims of the Sucampo Patents that were asserted against that Third Party and that decision or judgment does not also contain a final judgment that each such claim is also invalid or unenforceable, and that Third Party subsequently Commercially Markets its Generic Equivalent, that Commercial Marketing will not qualify as a Third Party At-Risk Launch under Section 3.10.

Section 3.12 Par’s Option to Sell Authorized Generic Products.  Par shall have the option to Commercially Market an Authorized Generic, but not earlier than January 1, 2021.  In the event that Par or its Affiliates wishes to Commercially Market an Authorized Generic, Par shall first notify Sucampo of its desire to purchase Authorized Generic products to resell, which Authorized Generic products shall be supplied to Par at […***…] (the “Authorized Generic Supply Cost”) and pursuant to such other terms and provisions as set forth in the Manufacturing and Supply Agreement set forth on Exhibit B hereto.  Except as stated above in this Section 3.12, all terms in this Agreement that apply to Licensed Products shall apply equally to the Authorized Generic products manufactured for, and supplied to Par, including the payment of royalties pursuant to Section 3.13, as though Par were Commercially Marketing Licensed Products.

Section 3.13 Royalty Payments and Reporting.

(a) Beginning on the License Effective Date, Par shall pay Sucampo a royalty of […***…] of the Licensed Products sold during the term of this Agreement, which term continues until each of the Sucampo Patents has expired, or each has been dedicated to the public or disclaimed pursuant to 35 USC § 253, or every claim that was asserted against Par in the Patent Litigation has been held invalid or unenforceable in a Final Court Decision, unless otherwise provided by this Section 3.13.  If within two years prior to the License Effective Date, (x) Sucampo or an Affiliate of Sucampo, Commercially Markets in the Territory for the first time, either alone or in partnership with another Person, a new lubiprostone-containing drug product indicated for the treatment of constipation or irritable bowel syndrome under a marketing approval that is obtained for the first time after the Effective Date of this Agreement and (y) the total prescriptions for the AMITIZA® Oral Capsule Products (in the aggregate) for any quarter during the two year window decline by at least […***…] ([…***…]%) from the average quarterly IMS NPA total prescriptions for the AMITIZA® Oral Capsule Products (in the aggregate), as determined on a

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rolling basis by dividing such total prescriptions for the immediately preceding twelve (12) month period by four (4), Par shall as of the License Effective Date pay Sucampo a royalty of […***…] of the Licensed Products sold during the term of this Agreement, which term continues until each of the Sucampo Patents has expired, or each has been dedicated to the public or disclaimed pursuant to 35 USC § 253, or every claim that was asserted against Par in the Patent Litigation has been held invalid or unenforceable in a Final Court Decision, unless otherwise provided by this Section 3.13.

(b) During any period after the License Effective Date where, in addition to Par Commercially Marketing a Generic Equivalent, one Third Party is Commercially Marketing a Generic Equivalent or Authorized Generic in the Territory (or Sucampo, RTU, and/or Takeda or an Affiliate is Commercially Marketing an Authorized Generic in the Territory) the royalty rate provided for in Section 3.13(a) shall be […***…] and Sucampo or its Affiliates have the option to supply Par with Authorized Generic products at a negotiated costs plus price.

(c) During any period after the License Effective Date where, in addition to Par Commercially Marketing a Generic Equivalent, two or more Third Parties are Commercially Marketing a Generic Equivalent or Authorized Generic in the Territory (or one or more Third Parties is Commercially Marketing a Generic Equivalent and Sucampo, RTU, and/or Takeda or an Affiliate is Commercially Marketing Authorized Generics in the Territory), the royalty rate provided for in Section 3.13(a) shall be […***…] and Sucampo or its Affiliates have the option to supply Par with Authorized Generic products at a negotiated costs plus price.

(d) Within thirty (30) calendar days after the close of each calendar quarter for which royalties are due hereunder, Par shall deliver to Sucampo a report of the amount of Gross Profits and Net Sales of Par’s ANDA Product sold by Par or its Affiliates in the quarter listing the amount of royalties due for the quarter and the details of the calculation performed by Par to arrive at the amount of royalties due, and shall remit to Sucampo payment of said royalties in United States Dollars by wire transfer to such bank account as Sucampo may from time to time designate in writing.

(e) Par shall maintain accurate books and records in sufficient detail to enable the payments due hereunder to be determined.  Such records shall be available on request by Sucampo for inspection, during normal business hours, by Sucampo’s independent certified public accountant for up to three (3) years after the calendar year to which they pertain, for purposes of verifying the accuracy of the reports and payments made by Par.  If the audit reveals a deficiency in the calculation of payments resulting from any underpayment to Sucampo, Par shall promptly pay (but in all cases within thirty (30) days of such determination) Sucampo the amount remaining to be paid and, if such underpayment is five percent (5%) or more, Par shall also pay Sucampo the reasonable out-of-pocket expenses paid to a Third Party for such audit.  If the accountant determines that Par has overpaid Sucampo, Sucampo shall pay such amounts to Par within thirty (30) calendar days of the result of the audit.

(f) Any amount due hereunder from a Party and not paid timely under the terms of this Agreement shall bear interest from the date due at the then-prevailing prime rate.

*Confidential Treatment Requested

(g) Sucampo and Par acknowledge that any expenses or costs deducted from Net Sales under this Agreement may be based upon accruals or estimates, which accruals or estimates will be compliant with Par’s standard practices consistently applied; provided that such accruals or estimates shall be reconciled to actual amounts at least quarterly and when known relative to any accrued or estimated amount, and any difference between the actual results and the accrual or estimate shall be reported and accounted for.  To the extent that the difference between such accruals or estimates and the actual results has led to an underpayment, the amount of such underpayment shall be paid on the next date payment is due hereunder.  To the extent that the difference between such accruals or estimates and the actual results has led to an overpayment to Sucampo, that amount may set-off such overpayments against subsequent payments.  Within one (1) year of the termination or expiration of this Agreement, a “contract-end” reconciliation shall be performed (and a written report of such reconciliation shall be provided) of the deductions made, pursuant to the definition of Net Sales, and of the amounts payable.  The reconciliation shall be based on all actual amounts known through the date that is ten (10) months following the applicable termination or expiration date versus prior accruals or estimates.  No further reconciliations shall be made.  If any reconciliation under this Section 3.13(g) following the termination or expiration of this Agreement shows either an underpayment or an overpayment, the respective party shall pay the amount of the difference to the other within thirty (30) days of the date of delivery of the report of such reconciliation.

Section 3.14 Reservation of Rights.  All rights not expressly granted to Par hereunder are expressly reserved to Sucampo, RTU, and/or Takeda including Sucampo, RTU, and Takeda’s right to continue to manufacture and/or Commercially Market AMITIZA® Products to the extent permitted by contract and law, and Sucampo, RTU, and Takeda have no obligation to make available any intellectual property rights or to take any other actions other than as expressly set forth herein.  Except as expressly provided in this Article 3, nothing in this Agreement shall be construed as granting Par or its Affiliates, subsidiaries or Related Parties any rights: (a) with respect to any Licensed Products outside the Territory; (b) with respect to any product other than Licensed Products; or (c) to make, have made, use, offer to sell, sell, import, or otherwise dispose of any generic version of any AMITIZA® Products covered by the Sucampo Patents at any time prior to the License Effective Date.  Nothing in this Agreement shall restrict the ability of Sucampo, from launching, Commercially Marketing and/or selling an Authorized Generic or from licensing a Third Party to launch, Commercially Market and/or sell an Authorized Generic, or from launching, Commercially Marketing, and selling any product for indications or dosages not set forth in Par’s ANDA.

Section 3.15 Sucampo, RTU, and Takeda, on behalf of themselves and their Affiliates, will impose the license grants, covenants, waivers and other obligations contained in this Article 3 and elsewhere in this Agreement on any Person to whom Sucampo, RTU, and Takeda or their Affiliates may assign or otherwise transfer title or interest in or to NDA No. 021908 and the Covenant Not To Sue Patents.

ARTICLE 4
REPRESENTATIONS, AND WARRANTIES, AND COVENANTS

Section 4.1 Mutual Representations.  Each Party hereby represents and warrants to the other Parties as of the Effective Date as follows:

(a) Due Authorization.  Such Party is an entity duly organized and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

(b) Due Execution.  This Agreement has been duly executed and delivered by such Party and, with due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c) No Conflict.  Such Party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Party; (ii) conflict with or violate any law or governmental order applicable to the Party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

Section 4.2 Sucampo’s Representations, Warranties and Additional Covenants.  Sucampo represents and warrants to Par that, as of the Effective Date, Sucampo (i) is the owner of the full right, title and interest in, to and under the Sucampo Patents alone and/or jointly with RTU, and has the right to grant to Par the licenses granted hereunder with respect to the Sucampo Patents, (ii) has the right to settle the Patent Litigation, and (iii) does not license from a Third Party any patents or pending patent applications that would preclude Par and its Affiliates from making, using, selling, offering for sale, importing or otherwise disposing of the Licensed Products in the Territory.  Sucampo further represents and warrants that, as of the Effective Date, no Third Party has any right (as owner, licensee or otherwise) to enforce or sue for infringement of the Sucampo Patents.

Section 4.3 Par Representations and Warranties.  Par represents and warrants to Par that, as of the Effective Date, (i) Par or its Affiliates own all right, title and interest in, to and under the Par ANDA, and Par and its Affiliates have not granted or assigned to any Third Party, directly or indirectly, any rights under or to the Par ANDA or Par’s ANDA Products, (ii) Par and its Affiliates will not transfer ownership, in whole or in part, of said Par ANDA, except to an Affiliate of Par or to a successor to all or substantially all of the business to which this Agreement pertains, until the expiration of the license granted herein, and (iii) Par has the right to settle the Patent Litigation.

Section 4.4 Par’s Covenant Not to Sue Sucampo Products.  With respect to the AMITIZA® Products or an Authorized Generic, and effective upon the License Effective Date, Par, its Affiliates, and its Related Parties covenants not to sue Sucampo, RTU, Takeda and its/or their Affiliates, Related Parties, or any of their importers, suppliers, distributors, or customers, or support or encourage any Third Party to sue, for infringement of any patents (issued or that may issue in the future) owned, licensed, or controlled by Par or any of its Affiliates or Related Parties purporting to cover the AMITIZA® Products or an Authorized Generic, and/or the use or administration thereof, including any continuations, continuations-in-part, divisionals, reissues or reexaminations of the foregoing patents, based on the making, using, selling, or offering for sale in the Territory, or making or having made only for importation, use, sale or offering for sale into or for the Territory, the AMITIZA® Products or an Authorized Generic.

Section 4.5 Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS SUCH WARRANTIES.

ARTICLE 5
INDEMNIFICATION

Section 5.1 Sucampo, RTU, and Takeda Indemnification.  Sucampo, RTU, and Takeda shall indemnify and hold harmless Par, their Affiliates, and their Related Parties (“Par Indemnitees”) from and against any liabilities, damages, costs, or expenses, including reasonable attorneys’ fees and expert fees, incurred by any Par Indemnitee that arise from any claims, actions, demands, suits, or other cause of action by a Third Party arising out of or related to any breach of their respective representations, warranties and covenants set forth in this Agreement.

Section 5.2 Par Indemnification.  Par shall indemnify and hold harmless Sucampo, RTU, Takeda and their Affiliates, and their Related Parties (“Sucampo, RTU, and Takeda Indemnitees”) from and against any liabilities, damages, costs, or expenses, including reasonable attorneys’ fees and expert fees, incurred by any Sucampo, RTU, and Takeda Indemnitee that arise from any claims, actions, demands, suits or other cause of action by a Third Party arising out of or related to: (i) any breach of Par’s, as applicable, representations, warranties and covenants set forth in this Agreement, (ii) the design, manufacture, marketing, sale or use of any Licensed Products, including any Product Liability Claims, (iii) the failure by Par as applicable, to comply with any FDA or other governmental requirement with respect to any Licensed Products, and/or (iv) the infringement or misappropriation of any Third Party patent, copyright, trademark, service mark, trade secret or other intellectual property based on any Licensed Products, except to the extent Sucampo, RTU, and Takeda are required to indemnify Par Indemnitees pursuant to Section 5.1.

Section 5.3 Indemnification Procedures.  The obligations to indemnify, defend, and hold harmless set forth in Section 5.1 and Section 5.2 shall be contingent upon the Party seeking indemnification (the “Indemnitee”): (i) notifying the indemnifying Party of a claim, demand or suit within fifteen (15) days of receipt thereof; provided, however, that the Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (ii) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (iii) cooperating with the indemnifying Party and/or its insurers in the defense of such claim, demand or suit at the indemnifying Party’s expense; and (iv) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party.  The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit.

ARTICLE 6
MISCELLANEOUS

Section 6.1 Assignment.  No Party hereto may assign any of its rights or obligations under this Agreement, except to an Affiliate or successor to all or substantially all of the business of the Party to which this Agreement pertains, without the prior written consent of the other Parties.  Any Party may assign this Agreement without the prior written consent of the other Parties to an Affiliate or in connection with a merger, reorganization, change of control or sale of all or substantially all of the applicable business of such Party, in each case, on written notice to the other Parties, provided that the successor Person agrees in writing to adhere to all of the terms and conditions of this Agreement.  Any purported assignment in violation of the foregoing shall be null and void and of no force or effect.  No assignment of this Agreement will relieve the assigning Party from any of its obligations hereunder.  In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

Section 6.2 Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to the Chief Executive Officers of each Party by written notice from any Party to the other Parties specifying the terms of such Dispute in reasonable detail.  Within fourteen (14) calendar days of receipt of such notice, the Chief Executive Officers of each Party involved in the Dispute or a member of management designated by the respective Chief Executive Officer, shall meet in person (at a mutually agreed upon time and location) or by telephone for the purpose of resolving such Dispute.  They will discuss the problems and/or negotiate for a period of up to twenty (20) calendar days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to the Parties, without the necessity of formal procedures relating thereto.  If the problem is not resolved within the period set forth above, the Parties shall be free to pursue all available remedies, at law or in equity, consistent with the terms of this Agreement.  Notwithstanding the foregoing, any Party may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief, where such relief is necessary to protect its interests.  For avoidance of doubt, this Section 6.2 does not apply to any breach as set forth in Section 3.3 of this Agreement.

Section 6.3 Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles.  The Parties hereby consent to the exclusive jurisdiction of the federal courts located in Delaware, and expressly waive any objections or defenses based on lack of personal jurisdiction or venue in connection with any dispute arising out of or relating to this Agreement.

Section 6.4 Bankruptcy.  All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property” as defined under the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 6.5 Confidentiality.  The Parties and their respective Affiliates and Related Parties shall not use or disclose to Third Parties (other than the Parties’ respective financial advisors, legal advisors, and Affiliates, or by Par in connection with securing FDA approval to market Par’s ANDA Products, or by any Party in connection with a potential or actual assignment pursuant to Section 6.1) either (a) the terms of this Agreement or (b) any information received from the other Parties or otherwise developed or obtained (including prior to the date hereof) by any Party in the performance of activities under this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to exercise its rights or fulfill its obligations under, this Agreement.  This confidentiality obligation shall not apply to information that (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), (ii) is required by law, regulation or order of a court or administrative agency of competent jurisdiction, to be disclosed, and then only to the extent required by law provided that the disclosing Party shall (a) give the other Parties reasonable prior notice of such required disclosure and (b) provide such other Parties a reasonable opportunity to seek a protective order or other injunctive relief to limit or protect the confidentiality of such disclosures, (iii) the receiving Party can establish was already known to it or was in its possession at the time of disclosure, (iv) the receiving Party can establish was independently developed by Persons in its employ who had no contact with and were not aware of the content of the confidential information, or (v) is disclosed to the receiving Party by a Third Party having no obligation of confidentiality to the disclosing Party with respect to such information.  The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.  Notwithstanding the foregoing, Sucampo, RTU, and Takeda have the right to disclose to Third Parties the License Effective Date defined in this Agreement if required in order to comply with the provisions of agreements with those Third Parties analogous to Section 3.6 above.  Nothing in this provision bars the Parties from disclosing this Agreement to the Court, and the Parties have agreed to submit this settlement to the Court.  Disclosure of this Agreement to the FTC and to the DOJ Antitrust Division on a confidential basis is contemplated by this Agreement, as provided in Section 6.8.

Section 6.6 Publicity.  Except as consistent with a press release mutually agreed by Sucampo and Par, or other publicly disclosed information, no public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, except as permitted under Article 3 of the Agreement, either directly or indirectly, by any Party, without first obtaining the written approval of the other Parties and agreement upon the nature, text and timing of such announcement or disclosure, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, each Party shall have the right to make any such public announcement or other disclosure required by law after such Party has provided to the other Parties a copy of such announcement or disclosure and an opportunity to comment thereon.  Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission, the Federal Trade Commission, and the Food and Drug Administration, and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of any Party included in any such disclosure.  No Party shall be required to provide the other Parties with any advance notice of any public announcements or other disclosures related to periodic, routine financial reporting unless such announcement or other disclosure will include non-routine information relating to the Licensed Products or this Agreement.

Section 6.7 Cooperation and Compliance with Laws.  Subject to confidentiality restrictions that may be reasonably requested, the Parties shall use their respective commercially reasonable efforts to:

(a) Make all required filings with all governmental authorities (e.g., the FTC and DOJ filings described in Section 6.8) and obtain all necessary approvals in connection with this Agreement to the extent required under applicable laws.  Subject to confidentiality restrictions that may be reasonably requested and to the extent permissible by law, the Parties shall coordinate and exchange all filings and documents submitted to all government authorities regarding this Agreement;

(b) Cooperate with each other in any review, investigation, inquiry or proceeding regarding the Agreement by any government authority.  Subject to such confidentiality restrictions as may be reasonably requested and to the extent permissible by law, the Parties, will render reasonable assistance as the other may request in connection with this Agreement and coordinate and cooperate with one another in exchanging information, permitting reasonable access to the Parties’ and their respective Affiliates’ documents, officials, and data in connection with any such review, investigation, inquiry or proceeding by any governmental authority;

(c) Promptly inform each other of any material communication made to, or received by such Party from any governmental authority regarding this Agreement, including any amendments or supplements of the Par ANDA;

(d) Defend, contest and resist any administrative, judicial or legislative action or proceeding that is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any applicable law, and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that challenges this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal;

(e) Without limiting any other provision of this Agreement, take all actions and do all things reasonably necessary or proper (at its own cost and expense), including under applicable law to make effective and further the intent and purposes of the transactions contemplated by this Agreement, including executing any further instruments reasonably requested by the other Parties, and to resist and to contest any proposals or efforts to materially alter the terms of the Agreement so as to permit the Parties to fulfill their obligations under and to obtain the full benefits contemplated by the Agreement; and

(f) The Parties agree that the entering into of this Agreement and the performance of their respective obligations hereunder shall be in compliance with all applicable federal, state and local laws, rules, guidelines and regulations.

Section 6.8 Government Notifications and Government Proceedings.  Within ten (10) business days following the Effective Date, and pursuant to current statutory law, the Parties shall file or cause to be filed this Agreement with the U.S. Federal Trade Commission Bureau of Competition (“FTC”), the Assistant Attorney General for the Antitrust Division of the U.S. Department of Justice (“DOJ”), and any other applicable state or federal governmental agency, and, in each case, shall request that this Agreement be treated as confidential to the fullest extent permitted under the law.  If, within thirty (30) days of receipt of this Agreement by the FTC and DOJ, the FTC and/or DOJ object to, respond to, or otherwise comment on such submission, the Parties shall use best efforts to resolve such objection, response or comment, without making any material change to the rights and obligations of the Parties under this Agreement, except as the Parties may mutually agree.

Section 6.9 Notices.  All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure.  Notice shall be delivered by using a recognized express delivery service such as Federal Express/Airborne/United Parcel Service/DHL Worldwide, or United States Express Mail, charges prepaid or charged to the sender’s account, in which case notice is effective on delivery, if delivery is confirmed by the delivery service.  In addition to delivery by express delivery service, notice shall also be sent by e-mail.

If to Sucampo:	If to Par:

Sucampo Pharmaceuticals, Inc. 4520 East West Highway, 3rd Flr. Bethesda, MD 20814 Attn: Chief Legal Officer Fax: 301-961-3440 Email: tknapp@sucampo.com	Par Pharmaceutical, Inc. 300 Tice Boulevard Woodcliff Lake, New Jersey 07677 Attn: General Counsel Fax: (201) 802-4600

With a copy to:	With a copy to:
Paul Hastings LLP 75 East 55th Street New York, NY 10022 Phone (212) 318-6000 Attn: Joseph M. O’Malley, Jr. josephomalley@paulhastings.com Preston K. Ratliff II prestonratliff@paulhastings.com
Daniel G. Brown
Terrence J. Connolly
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Telephone: (212) 906-1200
Facsimile:  (212) 751-4864
Email: Daniel.Brown@lw.com
Email: Terrence.Connolly@lw.com

If to Takeda:	If to RTU:

Takeda Pharmaceutical Company Limited
1-1 Doshomachi 4-chome, Chuo-ku
Osaka 540-8645, Japan,
Attention:  General Manager, Intellectual Property Department
Fax No.:  +81-6-6300-6601
Email: yoichi.okumura@takeda.com
R-Tech Ueno, Ltd. NBF Hibiya Bldg. 10F, 1-1-7, Uchisaiwai-cho, Chiyoda-ku, Tokyo, 100-0011, Japan, Attention: Director, Office of the President Fax No. +81-3-3596-8023 Email: naoko.okabe@rtueno.co.jp copy to:

Takeda Pharmaceuticals U.S.A., Inc. One Takeda Parkway Deerfield, IL 60015 Attention: General Counsel Fax No.: 224-554-7831 Email: ken.greisman@takeda.com copy to:

Takeda Pharmaceuticals America, Inc. One Takeda Parkway Deerfield, IL 60015 Attention: General Counsel Fax No.: 224-554-7831 Email: ken.greisman@takeda.com copy to:

Patterson Belknap Webb & Tyler LLP 1133 Avenue of the Americas New York, NY 10036 Phone (212) 336-2000 Attn: Chad Peterman cjpeterman@pbwt.com

Section 6.10 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of the Parties.

Section 6.11 No Waiver.  The failure of any Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

Section 6.12 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 6.13 Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

Section 6.14 Counterparts.  This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

Section 6.15 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement that is not expressly set forth in this Agreement may be used to interpret or vary the meaning of the terms and conditions hereof.  This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

Section 6.16 Third Party Beneficiaries.  Except as expressly provided herein, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.17 Scope of Agreement.  The mutual releases, licenses, and other provisions set forth in this Agreement shall be limited to the Par ANDA and the AMITIZA® Products, and shall be without prejudice to, shall have no preclusive effect as to, and shall not be admissible in any proceedings pertaining to any future or different product(s) or ANDA(s).

[Remainder of Page Intentionally Left Blank; Signature Page(s) Follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

SUCAMPO AG		ANCHEN PHARMACEUTICALS, INC.

By:		By:
Name:		Name:
Title:		Title:

SUCAMPO PHARMACEUTICALS, INC.		PAR PHARMACEUTICAL, INC.

By:		By:
Name:		Name:
Title:		Title:

R-TECH UENO, LTD.		PAR PHARMACEUTICAL COMPANIES, INC.

By:		By:
Name:	Yukihiko Mashima	Name:
Title:	President	Title:

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:
Name:
Title:

TAKEDA PHARMACEUTICALS USA, INC.

By:
Name:
Title:

TAKEDA PHARMACEUTICALS AMERICA, INC.

By:
Name:
Title:

EXHIBIT A

UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

SUCAMPO AG, SUCAMPO PHARMACEUTICALS, INC., R-TECH UENO, LTD., TAKEDA PHARMACEUTICAL COMPANY LIMITED, TAKEDA PHARMACEUTICALS USA, INC. AND TAKEDA PHARMACEUTICALS AMERICA, INC.,
Plaintiffs,	Civil Action No. 13-202 (GMS)
v.
ANCHEN PHARMACEUTICALS, INC., PAR PHARMACEUTICAL, INC. and PAR PHARMACEUTICAL COMPANIES, INC.,
Defendants.

CONSENT JUDGMENT AND ORDER OF PERMANENT INJUNCTION

This action for patent infringement (the “Patent Litigation”) has been brought by Plaintiffs Sucampo AG, Sucampo Pharmaceuticals, Inc., R-Tech Ueno, Ltd., Takeda Pharmaceutical Company Limited, Takeda Pharmaceuticals USA, Inc., and Takeda Pharmaceuticals America, Inc. (collectively, “Plaintiffs”) against Defendants Anchen Pharmaceuticals, Inc., Par Pharmaceutical, Inc., and Par Pharmaceutical Companies, Inc. (collectively, “Par”) for infringement of United States Patent Nos. 6,414,016 (“the ’016 patent”); U.S. Patent No. 7,795,312 (“the ’312 patent”); 8,206,393 (“the ’393 patent”); U.S. Patent No. 8,071,613 (“the ’613 patent”); 8,097,653 (“the ’653 patent”); 8,338,639 (“the ’639 patent”); and 8,389,542 (“the ’542 patent”) (collectively the “Sucampo Patents”).  Plaintiffs’ commencement of the Patent Litigation was based on its receipt of notice from Par that Par filed ANDA No. 201442 with the United States Food and Drug Administration containing a certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) directed to the Sucampo Patents and seeking approval to market generic versions of 8 mcg and 24 mcg lubiprostone capsules.

Plaintiffs and Par have agreed to enter into a good-faith final settlement agreement regarding this Patent Litigation on the expectation and belief that this would eliminate the substantial litigation costs that would otherwise be incurred by both Plaintiffs and Par during the Patent Litigation, while also serving the public interest by saving judicial resources and avoiding the risks to each of the parties associated with infringement.  The final settlement between the Plaintiffs and Par has been submitted to this Court under seal, and the Court has reviewed this settlement agreement.  This reasonable final settlement will afford Plaintiffs and Par the procompetitive opportunity to more productively use money and other resources that would have been spent in the continued prosecution and defense of this Patent Litigation, to the benefit of the parties and consumers alike, such as by investing more money in pharmaceutical research and development.
Each of Plaintiffs and Par acknowledge there is significant risk to each of them associated with the continued prosecution of this Patent Litigation and have consented to judgment through a final settlement as reflected in the consent judgment set forth herein.  The Court, upon the consent and request of Plaintiffs and Par, hereby acknowledges the following Consent Judgment and, upon due consideration, issues the following Order.
Plaintiffs and Par now consent to this Consent Judgment and Order of Permanent Injunction and
IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

This Court has subject matter jurisdiction, over this patent infringement action, and personal jurisdiction over Plaintiffs and Par for purposes of this action.  Venue is proper in this Court as to Plaintiffs and Par as to this action.
In this Patent Litigation, which was filed on February 7, 2013, Plaintiffs have charged Par with infringement of the Sucampo Patents in connection with Par’s submission of Abbreviated New Drug Application (“ANDA”) No. 201442 directed to generic tablets containing 8 mcg and 24 mcg of lubiprostone per capsule (“Par’s ANDA No. 201442 Products”) to the U.S. Food and Drug Administration (“FDA”).
In response to Plaintiffs’ charges of patent infringement, Par has alleged certain defenses, including that Sucampo Patents are invalid and/or not infringed.  No decision has been obtained by the parties from this Court regarding these charges of infringement or these defenses.
Par has not obtained a decision from the Court finding that it has rebutted the statutory presumption that the Sucampo Patents are valid and enforceable in the Patent Litigation.
Par admits that the submission of ANDA No. 201442 containing a certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) to the FDA for the purpose of obtaining regulatory approval to engage in the commercial manufacture, use and/or sale of Par’s ANDA No. 201442 Products within the United States before the expiration of the Sucampo Patents was a technical act of infringement of the Sucampo Patents under 35 U.S.C. § 271(e)(2)(A).  This admission is further without prejudice to any claim, defense or counterclaim in any future action between Par and Plaintiffs, or any successor-in-interest to Sucampo, regarding the Sucampo Patents and/or a generic lubiprostone product other than Par’s ANDA No. 201442 Products.
Both parties have agreed that each of the defenses set forth in Par’s Answer, including the allegations and averments contained therein, should be dismissed, without prejudice.

Par, their officers, agents, servants, employees and attorneys, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, are hereby enjoined from manufacturing, using, offering to sell or selling within the United States, or importing into the United States, any generic capsule product containing 8 mcg and/or 24 mcg of lubiprostone per capsule that is the subject of ANDA No. 201442 until January 1, 2021 or at such earlier date as may be permitted by the Settlement and License Agreement that the Parties have entered into.
Plaintiffs and Par each expressly waives any right to appeal or otherwise move for relief from this final Consent Judgment And Order of Permanent Injunction.
This court retains jurisdiction over Plaintiffs and Par for purposes of enforcing this final Consent Judgment And Order of Permanent Injunction.
This Consent Judgment and Order of Permanent Injunction is without prejudice to, and shall have no preclusive effect as to, any claim, defense or counterclaim in any future action between Par or any successor-in-interest to Par, and Plaintiffs, or any successor-in-interest to Plaintiffs, regarding the Sucampo Patents and/or a generic lubiprostone product other than Par’s ANDA No. 201442 Products.  Further, this Consent Judgment and Order of Permanent Injunction shall not be admissible in evidence, as an admission of Par or otherwise, in any such future action.
The Clerk of the Court is directed to enter this final Consent Judgment and Order of Permanent Injunction forthwith.

IT IS HEREBY STIPULATED:

Dated: _________________, 2014 Morris, Nichols, Arsht & Tunnell LLP _________________________________ Jack B. Blumenfeld (# 1014) Karen Jacobs (# 2881)	Dated: __________________, 2014 Richards Layton & Finger, P.A. _________________________________ Steven J. Fineman (# 4025) Katherine C. Lester (# 5629)

Regina S.E. Murphy (# 5648)
1201 North Market Street
P.O. Box 1347
Wilmington, DE  19899-1347
(302) 658-9200
jblumenfeld@mnat.com
kjacobs@mnat.com
rmurphy@mnat.com

Attorneys for Plaintiffs

OF COUNSEL:

Joseph M. O’Malley, Jr.
Preston K. Ratliff II
Evan D. Diamond
Paul Hastings LLP
75 E. 55th Street
New York, NY  10022
(212) 318-6000

Attorneys for Plaintiffs Sucampo AG, Sucampo Pharmaceuticals, Inc. and R-Tech Ueno, Ltd.

William F. Cavanaugh
Chad J. Peterman
Aileen M. McGill
Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, NY 10036
(212) 336-2000

Attorneys for Plaintiffs Takeda Pharmaceutical Company Limited, Takeda Pharmaceuticals USA, Inc. and Takeda Pharmaceuticals America, Inc.

One Rodney Square
920 North King Street
Wilmington, DE  19801
(302) 888-6960
fineman@rlf.com
lester@rlf.com

Attorneys for Defendants

OF COUNSEL:

Daniel G. Brown
Terrence J. Connolly
Latham & Watkins LLP
885 Third Avenue
New York, NY  10022
(212) 906-1200

Roger J. Chin
Latham & Watkins LLP
505 Montgomery Street
Suite 2000
San Francisco, CA 94111
(415) 391-0600

Marc N. Zubick
Lauren Sharkey
Matthew C. Darch
Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, IL 60606
(312) 876-7700

SO ORDERED:

This _________ day of _____________, 2014.

___________________________________________

THE HONORABLE GREGORY M. SLEET
Chief United States District Judge

EXHIBIT B

MANUFACTURING AND SUPPLY AGREEMENT

[ATTACHED]